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                                                                   Exhibit 10.16

                            [CYBERSOURCE LETTERHEAD]


18 March 1998

Mr. Mark Breier
1406 143rd Avenue N.E.
Bellevue, WA 98807

Re:  Employment with CyberSource Corporation

Dear Mark:

CyberSource Corporation (also known as "software.net") (the "Company") is pleased to offer you a position as Chief Executive Officer & President of the Company and a position on its Board of Directors, on the terms set forth in this letter agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

1. Reporting Duties and Responsibilities. In this position you will report to the Board of Directors of the Company. This offer is for a full time position, located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities. Upon your acceptance of this offer to become the Company's Chief Executive Officer & President, the Board of Directors will elect you to fill a position on the Company's Board of Directors, and while you remain the Chief Executive Officer & President of the Company, the Board of Directors will continue to nominate you for a position on the Board of Directors of the Company.

2. Salary; Bonus; Benefits and Vacation. Your initial base salary will be $16,667 per month, (an annualized rate of $200,000), subject to adjustment in good faith by the Company's Board of Directors, payable in accordance with the Company's customary payroll practice as in effect from time to time. You will also be eligible to earn an annual bonus in the amount of $50,000, payable quarterly, based on the achievement of objectives which you and the Company's Board of Directors will mutually determine in good faith. The objectives for your first year will be determined promptly after your acceptance of this letter, objectives for future years will be determined promptly after the beginning of each fiscal year of the Company. As a special part of your bonus plan, the Company will guarantee $25,000 of your first year bonus, payable in four equal installments of $6,250 at the end of each of your first four quarters of employment which shall be paid provided you are then employed by the Company. You will also receive the highest standard benefits accorded the Company's executives under the Company's employee benefits package, and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time.

3. Stock Options. Effective within 7 days of your acceptance of the offer contained in this letter, and subject to the Board of Directors approval, the Company will grant you an option to purchase 1,000,000 shares of the Company's Common Stock pursuant to the Company's stock option plan and standard stock option agreement. All options will have an exercise price that will be equal to the fair market value of the Company's Common Stock at the date of grant. The options will become exercisable over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of service, and with an additional 2.083% vesting per month thereafter, at the close of each month during which you remain employed with the Company. In the event that a change of control (defined to mean the Company is sold or is a party to a merger with another company resulting in the Company's shareholders immediately prior to such transaction owning less than 50% of the successor company's voting capital stock immediately following such transaction) occurs, or if you resign due to a material reduction in your title or

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duties, or your principal office is moved by the Company to a location more than 60 miles away from San Jose, California within 18 months of start date, the vesting period of all options held by you will be accelerated by twelve months. In the event that such a change of control or resignation as described above occurs after 18 months of your start date, fifty percent of the unvested options held by you will be immediately vested. The balance of the unvested options held by you will continue to vest under the original vesting schedule.

4. Temporary Living/Commute Expenses. The Company will provide reimbursement for temporary living expenses in the San Jose area for a period not to exceed the earlier of 5 months or until such time that your family establishes a primary residence in the Greater San Jose area, which we anticipate will take place prior to August 31, 1998. In the interim, you will also be reimbursed for commute/travel expenses incurred between Seattle and the Greater San Jose area.

5. Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and you have advised us that in connection with your employment by the Company you will not bring with you or otherwise use any such confidential or proprietary material. You have also advised us that to your knowledge your former employer, Amazon.com, has no concrete plans to make a broadscale entry into the electronic commerce of software. In the event that your former employer, Amazon.com institutes any action, suit or proceeding claiming that your employment by the Company breaches the non-compete provisions of your employment agreement with Amazon.com, the Company will indemnify and hold you harmless from and against all liabilities, judgments, damages, expenses and costs (including reasonable legal fees and costs) directly arising from such action, suit or proceeding.

6. Relocation Assistance. The Company will provide reimbursement for all standard household moving expenses to include packing/unpacking as well as shipment of standard household items from your current residence in Bellevue, Washington to the Greater San Jose area. The Company will also provide a one time cash relocation allowance of $50,000 to be paid upon the closing of sale of your Bellevue home or the closing of purchase of your California home, whichever occurs first. This relocation allowance is intended to cover transaction costs associated with the sale of your Bellevue home as well as the purchase of your California home to include such items as Realtor fees, loan points, closing costs and other miscellaneous expenses.

7. Housing Allowance. Starting at the purchase/close of escrow of your California residence, software.net will provide a $3,000 per month allowance for 18 months which will help to offset your increased costs associated with the purchase of a California home provided you continue to be employed by the Company.

8. Severance Payments/Acceleration Upon Termination. If the Board of Directors terminate your employment with the Company for any reason other than fraud or willful malfeasance (or similar wrongful acts) or willful and continuing (after notice) neglect of duties, the Company will pay you as agreed upon severance an amount equal to your then base salary for the lesser of
(i) twelve months; or (ii) the number of months before you obtain a position with another firm. You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment. In the event you are terminated with or without cause at any time prior to your first year anniversary date, 125,000 shares of the Company's Common Stock will immediately vest. In the event you are terminated with or without cause (except for the reasons set forth in the first sentence of this paragraph) after
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Your 12 month anniversary date up until 18 months after start of employment, the vesting period of all options held by you will be accelerated by six (6) months.

9. At-Will Employment. While we look forward to a long term relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

10. Authorization to Work. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

11. Term of Offer. This offer will remain open until March 24, 1998. If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, you will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.

12. Start Date. This offer is made with the understanding that you will be available to start employment with software.net on or before April 7, 1998.

Mark, we are excited and pleased to have you join the software.net team. I am confident that we will successfully capitalize on our enormous market opportunity.

Sincerely,

/s/  WILLIAM S. McKIERNAN
---------------------------------
William S. McKiernan
President & CEO


Acknowledged, Accepted and Agreed            Date: 3/23/98

/s/  MARK BREIER
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Mark Breier